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Exhibit 3.77

Articles of Incorporation
-OF-

DIXON HEALTH CARE CENTER, INC. (Name of Corporation)

        The undersigned, a majority of who are citizens of the United States, desiring to form a corporation, for profit, under Sections 1701.01 et seq. of the Revised Code of Ohio, do hereby certify:

FIRST. The name of said corporation shall be	DIXON HEALTH CARE CENTER, INC.

SECOND. The place in Ohio where its principal office is to be located is	661 Weber Dr.,

Wadsworth	,	Medina	County.
(City, Village or Township)

        THIRD.    The purposes for which it is formed are:

    To engage in any lawful act, activity or business not contrary to and for which a corporation may be formed under the laws of the State of Ohio, and to have and exercise all powers, rights and privileges conferred by the laws of Ohio under corporations, including but not limited to buying, leasing, or otherwise acquiring and holding, using or otherwise enjoying and selling, leasing or otherwise disposing of any interest in any property, real or personal, of whatever nature and wheresoever situated and buying and selling stocks, bonds, or any other security of any issuer as the corporation by action of its Board of Directors may at any time and from time to time deem advisable.

        FOURTH.    The number of shares which the corporation is authorized to have outstanding is Five Hundred (500).

        FIFTH.    The amount of stated capital with which the corporation shall begin business is Five Hundred and no/100--------------- Dollars ($500.00).

        IN WITNESS WEHREOF, We have hereunto subscribed our names this 14th day of April, 1982.

DIXON HEALTH CARE CENTER, INC. (Name of Corporation)
/s/ ROBERT LEATHERMAN Robert Leatherman

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Articles of Incorporation -OF